KPMG Peat Marwick LLP Letterhead


December 21, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Lunar Corporation and, under the date of July 24, 1998, we reported on the consolidated financial statements of Lunar Corporation and subsidiaries as of and for the years ended June 30, 1998 and 1997. On December 16, 1998, our appointment as principal accountants was terminated. We have read Lunar Corporation's statements included under Item
4 of its Form 8-K dated December 16, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with Lunar Corporation's statements that the change was recommended by the audit committee of the board of directors or that Arthur Andersen LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Lunar Corporation's financial statements.

Very truly yours,


/s/ KPMG Peat Marwick LLP